EXHIBIT 4.30

DENNIS MOORE AND ALAN CARTER

AND

BRAZAURO RESOURCES CORPORATION

AMENDING AGREEMENT
TOCANTINZINHO PROJECT - BRAZIL

December 4, 2009

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated effective December 4, 2009

BETWEEN:

DENNIS MOORE of Largo de Senhora da Alegria #1, Castelo de Vide 7320-187, Portugal

and

ALAN CARTER, of 4638 West 5th Avenue, Vancouver, British Columbia, V6R 1S8, Canada

(hereinafter referred to as the “Optionors”)

AND:

BRAZAURO RESOURCES CORPORATION, a company duly incorporated under the laws of the British Columbia and having its registered office at 595 Burrard Street, 7th Floor, Vancouver, British Columbia, V7X 1S8

(hereinafter referred to as the “Optionee or Brazauro”)

WHEREAS:

A.                   The Optionee was formerly known as Star Resources Corp. (“Star”).  Star changed its name to Jaguar Resources Corporation (“Jaguar”) on September 18, 2005.  Jaguar changed its name to Brazauro Resources Corporation on September 8, 2006;

B.                    The Optionors were the owners of claims located in Brazil, as more particularly described in Schedule “A” and Schedule “B” hereto (the “Property”);

C.                    The Optionee acquired all the interest of the Optionors in and to the Property, subject to a Royalty, by the performance of Qualified Expenditures upon the Property, the making of payments to the Optionors, and completing share issuances to the Optionors as provided in an Option Agreement dated July 31, 2003 (the “Option Agreement”);

D.                    Issues have arisen with respect to the Property ownership and the right of the Optionors to a Royalty; and

E.                    The Parties have agreed to resolve these issues by amending certain provisions of the Option Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10 now paid by the Optionee to the Optionors and for other good and valuable consideration, the receipt and sufficiency whereof is by the Optionors hereby acknowledged, the parties agree as follows:

1.                     The Optionors and Optionee (the “Parties”) agree to the following definitions:

“Commencement of Commercial Production” means, and is deemed to have commenced, when the concentrator processing ores, for other than testing purposes, has operated for a period of 30 consecutive production days at an average rate of not less than 60% of mining rate specified in a Feasibility Study recommending placing the Properties in commercial production or, if a concentrator is not erected on the Properties, when ores have been produced for a period of 30 consecutive production days at the rate of not less than 60% of the mining rate specified in a Feasibility Study recommending placing the Properties in commercial production as such term is defined in such Feasibility Study. Notwithstanding this definition any payment received by the Optionee for the sales of gold will be subject to payment of the Royalty to the Optionors.  It is agreed that the Royalty shall apply to all mineral products and not only gold and that the Royalty payment provisions for gold will also apply mutatis mutandis to such mineral products save and except for pricing provisions which shall be determined by “Metals Weekly” or a similar publication using the average of such prices during such fiscal quarter.

2.                     The Optionee shall make a payment of $50,000 to the Optionors upon execution of this Agreement.

3.                     The Parties agree to delete Section 3.1 of the Option Agreement and substitute the following:

“3.1.
Upon completion of the payments pursuant to paragraph 2.1(a), completion of the exploration work specified in paragraph 2.1(b) and delivery of the shares pursuant to paragraph 2.1(c), the Optionee shall have earned 100% of the Optionors’ interest in and to the Mineral Claims subject to the royalty (the “Royalty”) described in Schedule “C” attached hereto, any ongoing obligations under the underlying agreement and any ongoing obligations under the Amending Agreement between Dennis Moore and Alan Carter and Brazauro Resources Corporation dated December 4, 2009.”

4.                     The Parties agree to renumber Section 1.01 of Schedule “C” of the Option Agreement as Section 1.01(a) and to amend 1.01(a) by deleting variable references to Z being equal to 2.5, 2.75, and 3.0 such that Z may only be equal to 3.5 and add Section 1.01(b) and Section 1.01(c) as follows:

“1.01(b)	Notwithstanding the Average Gold Price, the Optionee has the option to:

(i)             reduce Z, as described in Section 1.01(a) above, by one percent (1%) upon payment to the Optionors of $2,000,000 within 30 days of Eldorado Gold Corporation exercising its option with the Optionee to acquire a 60% interest in the Property.  Should Eldorado not elect to earn a 60% interest then the option to reduce Z by one percent (1%) will be deferred until the earlier of:

(A)          the completion of project financing or;

(B)           Brazauro enters into an agreement with a Third Party respecting the Property whereby Brazauro receives greater than $25,000,000, and Brazauro will pay the Optionors within 30 days of Brazauro receiving payment; or

(C)           the decision referred to in clause 1.01(b)(ii) is made; and

(ii)	reduce Z by a further one percent (1%) upon payment to the Optionors of an additional $3,500,000 within 30 days of a construction decision to proceed with development of the Property.

1.01(c)
The gold Royalty is payable in cash or in kind at the election of the Optionors.  Notwithstanding the right of the Optionee to reduce the gold Royalty by the amounts set out in Section 1.01(b), in no circumstance may the Royalty be reduced to less than one and one-half percent (1½%).

If the Optionors wish to take the gold Royalty in kind they will provide written notice to the Optionee at least 90 days prior to any calendar year in which they wish to take the Royalty in kind.”

5.                     The Parties agree that the Royalty shall run with and form part of the Property and not be merely contractual in nature.

6.                     The Optionors may request an audit of the sales and related financial records maintained by Brazauro be conducted to verify the calculation of the Royalty for a particular calendar quarter.  The audit shall be conducted by an independent auditor acceptable to the Parties.  The Optionors shall bear the full cost and expense of the audit unless it is determined that the Royalty calculated by Brazauro understated the actual amount due by more than 3%, in which case Brazauro shall pay all costs and expenses of the audit.  Brazauro shall forthwith pay any deficiency to the Optionors and the Optionors shall forthwith repay any overpayment to Brazauro.

7.                     The Optionee hereby permits the Optionors and designated consultants of the Optionors, at their own risk and cost, access at all reasonable times to the Property and to all technical records and other drill hole, geochemical assay and engineering data relating to the Property which is in the possession of the Optionee.  All information and data supplied to the Optionors shall be kept confidential except where disclosure is required by law.

8.                     All terms shall be as set out in the Option Agreement unless otherwise defined herein.

9.                     The Parties confirm the application of Section 13.1 of the Option Agreement to the amounts referred to under this Amending Agreement.

10.                   In all other respects the parties confirm the terms of the Option Agreement.

11.                   This agreement may be executed in any number of counterparts and may be delivered by facsimile or email, all of which when taken together shall be deemed to be one and the same document and notwithstanding the actual date of each such counterpart, this agreement shall be deemed to be dated as of December 4, 2009.

IN WITNESS WHEREOF the corporate seals of the Optionors and the Optionee have been hereunto affixed in the presence of their duly authorized officers in that behalf.

SIGNED, SEALED AND DELIVERED in the presence of;

/ Signature /
Signature

Address

/s/ Dennis Moore
Occupation	DENNIS MOORE

SIGNED, SEALED AN DELIVERED in the presence of

/ Signature /
Signature

Address

/s/ Alan Carter
Occupation	ALAN CARTER

BRAZAURO RESOURCES CORPORATION

Per:	/Signature/
Authorized Signatory